Exhibit 99.1

Kroger Reports First Quarter 2018 Results

Q1 EPS of $2.37 (includes convenience store sale gain), Q1 Adjusted EPS of $0.73

Raised the Low End of 2018 EPS Guidance: GAAP $3.64-$3.79 and Adjusted $2.00-$2.15

Q1 Supermarket ID Sales Without Fuel 1.4%, Q1 ID Sales Without Fuel 1.9%

Q1 Highlights

•                  Great start to Restock Kroger, including progress on cost controls due to process change and space optimization

•                  Sold convenience store business unit for $2.15 billion ($1.59 per diluted share)

•                  Our Brands achieves highest-ever retail dollar share

•                  Partner for Customer Value: Ocado partnership & Home Chef merger agreement

CINCINNATI, June 21, 2018 — The Kroger Co. (NYSE: KR) today reported net earnings of $2.0 billion, or $2.37 per diluted share, in the first quarter of 2018, which ended on May 26. Kroger’s first quarter adjusted net earnings were $626 million, or $0.73 per diluted share (see table 6, 2018 First Quarter Adjustment Items). Net earnings for the first quarter 2017 were $303 million, or $0.32 per diluted share. Adjusted net earnings for the first quarter 2017 were $546 million, or $0.58 per diluted share (see table 6, 2017 First Quarter Adjustment Items).

Kroger’s first quarter net earnings per diluted share result was slightly ahead of the company’s internal expectations due to the great start to Restock Kroger, including process changes that led to especially strong cost controls and alternative revenue streams.

Kroger reported identical supermarket sales, without fuel, of 1.4% for the first quarter of 2018. When calculating identical sales to be more inclusive of company business units — including Kroger Specialty Pharmacy and ship-to-home solutions — Kroger’s identical sales, without fuel, were 1.9% in the first quarter. The company intends to use this calculation going forward as a more appropriate measure to track Kroger’s performance as it redefines the grocery customer experience, and to be more comparable with how peers report.

Comments from Chairman and CEO Rodney McMullen

“Restock Kroger is off to a fantastic start. Everything we do supports our customers engaging seamlessly with Kroger. Kroger is creating the future of retail by innovating our core business and adding exciting partnerships like Ocado and our planned merger with Home Chef. We are on track to generate the free cash flow and incremental FIFO operating profit that we committed to in Restock Kroger. We are confident in our ability to deliver on our plans for the year and our long-term vision to serve America through food inspiration and uplift.”

Details of First Quarter 2018 Results

Total sales increased 3.4% to $37.5 billion in the first quarter compared to $36.3 billion for the same period last year. Total sales, excluding fuel, increased 2.3% in the first quarter over the same period last year. Excluding fuel and the effect of Kroger’s recently-sold convenience store business unit, total sales increased 2.8%.

Gross margin was 21.8% of sales for the first quarter. Excluding fuel and the LIFO charge, gross margin decreased 13 basis points from the same period last year.

Kroger recorded a LIFO charge of $15 million in the first quarter, compared to a $25 million LIFO charge in the same quarter last year.

Operating, General & Administrative costs as a rate of sales — excluding fuel and the 2018 and 2017 First Quarter Adjustment Items — increased 3 basis points; rent and depreciation with the same exclusions increased by 1 basis point. The slight increase as a rate of sales is driven by the company’s investment in service and higher starting wages, offset almost entirely by strong cost controls due to process changes.

FIFO operating margin on a rolling four quarters basis decreased 25 basis points compared to the prior year, excluding fuel, mergers, the 53rd week and the adjustment items from the respective periods.

Kroger did not adjust the rates as a percent of sales described above for the divestiture of the convenience store business because the effect was insignificant.

Financial Strategy

Kroger’s financial strategy is to use its free cash flow to drive growth while also maintaining its current investment grade debt rating and returning capital to shareholders. The company actively balances the use of its cash flow to achieve these goals.

Over the last four quarters, Kroger has used cash to:

•                  Contribute an incremental $1.2 billion pre-tax to company-sponsored pension plans and $467 million pre-tax to satisfy withdrawal obligations to the Central States Pension Fund,

•                  Repurchase 110 million common shares for $2.7 billion, which includes $1.1 billion repurchased with after-tax proceeds from the sale of Kroger’s convenience store business unit under a previously-announced $1.2 billion accelerated stock repurchase plan,

•                  Pay $442 million in dividends, and

•                  Invest $3.0 billion in capital.

Kroger’s net total debt to adjusted EBITDA ratio increased to 2.43 (see Table 5), on a 52-week basis. The company’s net total debt to adjusted EBITDA ratio target range is 2.30 to 2.50. Kroger expects its net total debt to adjusted EBITDA ratio to increase throughout the year due to increased borrowings to fund its investment in Ocado, its planned merger with Home Chef, and tax payments related to the gain on the sale of the convenience store business unit.

2018 Guidance

Kroger expects identical sales growth, excluding fuel, to range from 2.0% to 2.5% in 2018. This reflects the company’s updated definition of identical sales and is supported by its expectation for identical supermarket sales that is the same as its original guidance for the year.

Kroger raised the low end of its net earnings guidance range to $3.64 to $3.79 per diluted share for 2018. The previous GAAP range was $3.59 to $3.79. The company raised the low end of its adjusted net earnings guidance range to $2.00 to $2.15 per diluted share for 2018, from $1.95 to $2.15 previously.

The company continues to expect capital investments, excluding mergers, acquisitions, and purchases of leased facilities, to be approximately $3.0 billion in 2018.

Kroger expects its 2018 tax rate to be approximately 22%.

First Quarter 2018 Restock Kroger Highlights

Redefine the Grocery Customer Experience

•                  Grew digital sales 66% in the first quarter

•                  Achieved highest-ever dollar share in the history of Our Brands, driven by double-digit growth in Simple Truth and Simple Truth Organic

•                  Announced location of second Kitchen 1883 (http://ir.kroger.com/file/Index?KeyFile=392890796) restaurant

•                  Opened new Culinary Innovation Center (http://ir.kroger.com/file/Index?KeyFile=392209415)

•                  Hosted second Natural Foods Innovation Summit (http://ir.kroger.com/file/Index?KeyFile=392108405)

Partner for Customer Value

•                  Announced partnership with online grocery supermarket Ocado (http://ir.kroger.com/file/Index?KeyFile=393539091) to serve America’s families anything, anytime, anywhere

•                  Entered into merger agreement with Home Chef (http://ir.kroger.com/file/Index?KeyFile=393621694) to revolutionize mealtime

•                  Expanded partnership with Instacart (http://ir.kroger.com/file/Index?KeyFile=392560759) to increase customer delivery coverage area

•                  Completed sale of convenience store business unit for $2.15 billion

•                  Announced new offerings to enhance Kroger Precision Marketing powered by 84.51° (http://ir.kroger.com/file/Index?KeyFile=393697593), which connects advertisers with digitally-engaged customers at the point of purchase and creates alternative revenue for Kroger by monetizing six billion annual digital interactions on owned properties

Develop Talent

•                  Announced new and enhanced long-term associate benefits following the Tax Cuts and Jobs Act, including an industry-leading education assistance program called Feed Your Future (http://ir.kroger.com/file/Index?KeyFile=393036855), accelerated investments in store associate wages, a more generous 401(k) benefit, and enriched associate discount and support programs

•                  Kroger Technology (http://ir.kroger.com/file/Index?KeyFile=393921210) named to Computerworld’s Top 100 Best Places to Work in IT

•                  Progressive Grocer magazine recognized 59 associates as “Top Women in Grocery”, since 2007, Kroger has had a total of 441 “Top Women” honorees

•                  Joined Catalyst in spotlighting ‘workplaces that work for women’ on International Women’s Day

Live Kroger’s Purpose

•                  Announced 2017 Zero Hunger | Zero Waste (http://ir.kroger.com/file/Index?KeyFile=393221362) progress, including 325 million meals donated and 77% waste diversion from landfill for the year

•                  Drove nearly three times customer engagement in Kroger’s annual Sustainability Lives Here (http://ir.kroger.com/file/Index?KeyFile=393130232) event in stores during Earth Month through Zero Hunger | Zero Waste and sustainable products & practices

•                  Named a 2018 ENERGY STAR® Partner of the Year Award (http://ir.kroger.com/file/Index?KeyFile=392947053) by the U.S. Environmental Protection Agency and U.S. Department of Energy

•                  Announced comprehensive commitment to help combat the nationwide opioid epidemic (http://ir.kroger.com/file/Index?KeyFile=393132316), including hosting drug take-back events at more than 100 Kroger Family of Pharmacies locations on April 28 in partnership with the U.S. Drug Enforcement Administration

•                  Donated $1 million to USO (http://ir.kroger.com/file/Index?KeyFile=393651650) to support veterans, active duty military and their families as part of annual Honoring Our Heroes campaign

At The Kroger Co. (NYSE: KR), we are dedicated to our Purpose: to Feed the Human SpiritTM. We are nearly half a million associates who serve over nine million customers daily through a seamless digital shopping experience and 2,779 retail food stores under a variety of banner names, serving America through food inspiration and uplift, and creating #ZeroHungerZeroWaste communities by 2025. To learn more about us, visit our newsroom and investor relations site.

Note: Fuel sales have historically had a low gross margin rate and operating expense rate as compared to corresponding rates on non-fuel sales. As a result Kroger discusses the changes in these rates excluding the effect of fuel.

Note: Kroger discusses the changes in operating results, as a percentage of sales, excluding recent mergers due to them affecting comparability to last year.

Please refer to the supplemental information presented in the tables for reconciliations of the non-GAAP financial measures used in this press release to the most comparable GAAP financial measure and related disclosure.

This press release contains certain statements that constitute “forward-looking statements” about the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. These statements are indicated by words such as “expectation,” “intend,” “planned,” “committed,” “expect,” “guidance,” “goal,” “target,” “strategy,” “plan,” “vision,” “confident” and “range.” Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in “Risk Factors” and “Outlook” in Kroger’s annual report on Form 10-K for the last fiscal year and any subsequent filings, as well as the following:

•                  Kroger’s ability to achieve sales, earnings and cash flow goals may be affected by: labor negotiations or disputes; changes in the types and numbers of businesses that compete with Kroger; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; Kroger’s response to these actions; the state of the economy, including interest rates, the inflationary and deflationary trends in certain commodities, and the unemployment rate; the effect that fuel costs have on consumer spending; volatility of fuel margins; changes in government-funded benefit programs; manufacturing commodity costs; diesel fuel costs related to Kroger’s logistics operations; trends in consumer spending; the extent to which Kroger’s customers exercise caution in their purchasing in response to economic conditions; the uncertain pace of economic growth; changes in inflation or deflation in product and operating costs; stock repurchases; Kroger’s ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; Kroger’s ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of Kroger’s future growth plans; the ability to execute on Restock Kroger; and the successful integration of merged companies and new partnerships. Kroger’s ability to achieve sales and earnings goals may also be affected by Kroger’s ability to manage the factors identified above. Kroger’s ability to execute its financial strategy may be affected by its ability to generate cash flow.

•                  Kroger’s effective tax rate may differ from the expected rate due to changes in laws, the status of pending items with various taxing authorities, and the deductibility of certain expenses.

Kroger assumes no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live online at 10 a.m. (ET) on June 21, 2018 at ir.kroger.com. An on-demand replay of the webcast will be available at approximately 1 p.m. (ET) on Thursday, June 21, 2018.

1st Quarter 2018 Tables Include:

1.              Consolidated Statements of Operations

2.              Consolidated Balance Sheets

3.              Consolidated Statements of Cash Flows

4.              Supplemental Sales Information

5.              Reconciliation of Net Total Debt and Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

6.              Net Earnings Per Diluted Share Excluding the Adjustment Items

Contacts: Media: Kristal Howard (513) 762-1304; Investors: Rebekah Manis (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	FIRST QUARTER
	2018		2017

SALES	$37,530	100.0%	$36,285	100.0%

OPERATING EXPENSES
MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	29,362	78.2	28,281	77.9
OPERATING, GENERAL AND ADMINISTRATIVE (a)	6,122	16.3	6,367	17.6
RENT	276	0.7	270	0.7
DEPRECIATION AND AMORTIZATION	741	2.0	736	2.0

OPERATING PROFIT	1,029	2.7	631	1.7

OTHER INCOME (EXPENSES)
INTEREST EXPENSE	(192)	(0.5)	(177)	(0.5)
NON-SERVICE COMPONENT OF COMPANY-SPONSORED PENSION PLAN COSTS	(10)	(0.0)	(9)	(0.0)
MARK TO MARKET GAIN ON OCADO SECURITIES	36	0.1	—	—
GAIN ON SALE OF BUSINESS	1,771	4.7	—	—

NET EARNINGS BEFORE INCOME TAX EXPENSE	2,634	7.0	445	1.2

INCOME TAX EXPENSE	616	1.6	148	0.4

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	2,018	5.4	297	0.8

NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(8)	—	(6)	—

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$2,026	5.4%	$303	0.8%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$2.39		$0.33

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	839		914

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$2.37		$0.32

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	846		925

DIVIDENDS DECLARED PER COMMON SHARE	$0.125		$0.120

Note:	Certain percentages may not sum due to rounding.

Note:	The Company defines First-In First-Out (FIFO) gross profit as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.

The Company defines FIFO gross margin, as described in the earnings release, as FIFO gross profit divided by sales.

The Company defines FIFO operating profit as operating profit excluding the LIFO charge.

The Company defines FIFO operating margin, as described in the earnings release, as FIFO operating profit divided by sales.

The above FIFO financial metrics are important measures used by management to evaluate operational effectiveness. Management believes these FIFO financial metrics are useful to investors and analysts because they measure our day-to-day operational effectiveness.

The Company defines free cash flow as net cash provided by operating activities minus net cash used by investing activities, excluding merger and acquisition activities. Free cash flow is an important measure used by management to evaluate available funding for share repurchases, dividends, debt levels and other strategic investments. Management believes free cash flow is a useful metric to investors and analysts because it demonstrates our ability to make share repurchases and other strategic investments, pay dividends and manage debt levels.

(a)	Merchandise costs and operating, general and administrative expenses exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)	LIFO charges of $15 and $25 were recorded in the first quarters of 2018 and 2017, respectively.

Note:

Certain prior-year amounts have been reclassified to conform to current-year presentation. In the first quarter of 2018, the Company adopted ASU 2017-07, “Compensation – Retirement Benefits (Topic 715 ): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.” and restated prior periods for the adoption.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	May 26,	May 20,
	2018	2017

ASSETS
Current Assets
Cash	$315	$335
Temporary cash investments	376	21
Store deposits in-transit	1,053	952
Receivables	1,583	1,394
Inventories	6,387	6,359
Assets held for sale	42	—
Prepaid and other current assets	530	477

Total current assets	10,286	9,538

Property, plant and equipment, net	21,184	21,133
Intangibles, net	1,100	1,141
Goodwill	2,936	3,031
Other assets	1,055	956

Total Assets	$36,561	$35,799

LIABILITIES AND SHAREOWNERS' EQUITY
Current Liabilities
Current portion of long-term debt including obligations under capital leases and financing obligations	$2,242	$1,854
Trade accounts payable	6,202	6,078
Accrued salaries and wages	1,011	1,135
Liabilities held for sale	18	—
Other current liabilities	4,003	3,448

Total current liabilities	13,476	12,515

Long-term debt including obligations under capital leases and financing obligations	12,059	11,590
Deferred income taxes	1,590	2,181
Pension and postretirement benefit obligations	789	1,552
Other long-term liabilities	1,706	1,826

Total Liabilities	29,620	29,664

Shareowners' equity	6,941	6,135

Total Liabilities and Shareowners' Equity	$36,561	$35,799

Total common shares outstanding at end of period	796	900
Total diluted shares year-to-date	846	925

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$2,018	$297
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	741	736
LIFO charge	15	25
Stock-based employee compensation	45	53
Expense for Company-sponsored pension plans	27	35
Deferred income taxes	17	6
Other	—	(50)
Gain on sale of business	(1,771)	—
Mark to market gain on Ocado securities	(36)	—
Changes in operating assets and liabilities, net of effects from mergers and disposals of businesses:
Store deposits in-transit	108	(42)
Receivables	(123)	149
Inventories	134	177
Prepaid and other current assets	307	409
Trade accounts payable	345	260
Accrued expenses	43	(86)
Income taxes receivable and payable	558	153
Other	(60)	187

Net cash provided by operating activities	2,368	2,309

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment	(758)	(817)
Proceeds from sale of assets	47	83
Payments for acquisitions, net of cash acquired	(44)	—
Net proceeds from sale of business	2,142	—
Other	(38)	(10)

Net cash provided (used) by investing activities	1,349	(744)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	1,010	1
Payments on long-term debt	(214)	(84)
Net payments on commercial paper	(2,120)	(545)
Dividends paid	(110)	(111)
Proceeds from issuance of capital stock	10	17
Treasury stock purchases	(1,809)	(772)
Other	(140)	(37)

Net cash used by financing activities	(3,373)	(1,531)

NET INCREASE IN CASH AND TEMPORARY CASH INVESTMENTS	344	34

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	347	322
END OF YEAR	$691	$356

Reconciliation of capital investments:
Payments for property and equipment	$(758)	$(817)
Changes in construction-in-progress payables	(91)	(104)
Total capital investments	$(849)	$(921)

Disclosure of cash flow information:
Cash paid during the year for interest	$124	$188
Cash paid during the year for income taxes	$36	$11

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical sales is an industry-specific measure and it is important to review it in conjunction with Kroger’s financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical sales differently than Kroger does, limiting the comparability of the measure.

IDENTICAL SALES (a)

	FIRST QUARTER
	2018	2017

EXCLUDING FUEL	$30,839	$30,268

EXCLUDING FUEL	1.9%	-0.2%

(a)         Kroger defines identical sales as sales made directly to the customer. Supermarket sales are included as identical when a location has been open without expansion or relocation for five full quarters.

Table 5.  Reconciliation of Net Total Debt and

Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

(in millions, except for ratio)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity.  Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company’s access to liquidity.  The items below should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table provides a reconciliation of net total debt.

	May 26,	May 20,
	2018	2017	Change

Current portion of long-term debt including obligations under capital leases and financing obligations	$2,242	$1,854	$388
Long-term debt including obligations under capital leases and financing obligations	12,059	11,590	469

Total debt	14,301	13,444	857

Less: Temporary cash investments	376	21	355
Less: Prepaid employee benefits	2	2	—

Net total debt	$13,923	$13,421	$502

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to adjusted EBITDA, as defined in the Company’s credit agreement, on a rolling four quarter 52 week basis.

	Rolling Four Quarters Ended
	May 26,	May 20,
	2018	2017

Net earnings attributable to The Kroger Co.	$3,630	$1,582
LIFO (credit) charge	(18)	29
Depreciation and amortization	2,441	2,382
Interest expense	614	544
Income tax expense	63	755
Adjustments for pension plan agreements	338	310
Adjustment for voluntary retirement offering	—	184
Adjustment for Kroger Specialty Pharmacy goodwill impairment	110	—
Adjustment for company-sponsored pension plan termination	502	—
Adjustment for mark to market gain on Ocado securities	(36)	—
Adjustment for gain on sale of convenience store business	(1,771)	—
53rd week EBITDA adjustment	(131)	—
Other	(13)	(18)

Adjusted EBITDA	$5,729	$5,768

Net total debt to adjusted EBITDA ratio on a 52 week basis	2.43	2.33

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items

(in millions, except per share amounts)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on net earnings per diluted common share for certain items described below.  Items identified in this table should not be considered alternatives to net earnings attributable to The Kroger Co. or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company’s financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company’s financial results during the periods presented.

	FIRST QUARTER
	2018	2017

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$2,026	$303

ADJUSTMENTS FOR PENSION PLAN AGREEMENTS (a)(b)	(10)	126
ADJUSTMENT FOR VOLUNTARY RETIREMENT OFFERING (a)(c)	—	117
ADJUSTMENT FOR GAIN ON SALE OF CONVENIENCE STORE BUSINESS (a)(d)	(1,352)	—
ADJUSTMENT FOR MARK TO MARKET GAIN ON OCADO SECURITIES (a)(e)	(27)	—
ADJUSTMENT FOR DEPRECIATION RELATED TO HELD FOR SALE ASSETS (a)(f)	(11)	—

2018 AND 2017 ADJUSTMENT ITEMS	(1,400)	243

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. EXCLUDING THE ADJUSTMENT ITEMS ABOVE	$626	$546

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$2.37	$0.32

ADJUSTMENTS FOR PENSION PLAN AGREEMENTS (g)	(0.01)	0.13
ADJUSTMENT FOR VOLUNTARY RETIREMENT OFFERING (g)	—	0.13
ADJUSTMENT FOR GAIN ON SALE OF CONVENIENCE STORE BUSINESS (g)	(1.59)	—
ADJUSTMENT FOR MARK TO MARKET GAIN ON OCADO SECURITIES (g)	(0.03)	—
ADJUSTMENT FOR DEPRECIATION RELATED TO HELD FOR SALE ASSETS (g)	(0.01)	—

2018 AND 2017 ADJUSTMENT ITEMS	(1.64)	0.26

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE EXCLUDING THE ADJUSTMENT ITEMS ABOVE	$0.73	$0.58

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	846	925

(a)                 The amounts presented represent the after-tax effect of each adjustment.

(b)                 The pre-tax adjustments for pension plan agreements were ($13) and $199 in the first quarters of 2018 and 2017, respectively.

(c)                  The pre-tax adjustment for voluntary retirement offering was $184.

(d)                 The pre-tax adjustment for gain on sale of convenience store business was ($1,771).

(e)                  The pre-tax adjustment for mark to market gain on securities was ($36).

(f)                   The pre-tax adjustment for depreciation related to held for sale assets was ($14).

(g)                  The amounts presented represent the net earnings per diluted common share effect of each adjustment.

Note:  2018 First Quarter Adjustment Items include adjustments for pension plan agreements, the gain on sale of convenience store business, the mark to market gain on Ocado securities and depreciation related to held for sale assets.

2017 First Quarter Adjustment Items include adjustments for pension plan agreements and the voluntary retirement offering.